Exhibit 99.1
INVESTOR CONTACT:
Marliese L. Shaw
Vice President, Investor Relations Officer
(860) 291-3622
MEDIA CONTACT:
Laura Soll
Public Relations
(860) 688-4499
(860) 833-4466 cell
FOR IMMEDIATE RELEASE
Rockville Financial, Inc.
Announces Record Net Income for Third Quarter 2011
Net Income up 25% over Third Quarter 2010
ROCKVILLE, Conn., October 31, 2011 — Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced third quarter 2011 net income of $4.1 million, or $0.14 per diluted share, compared to third quarter 2010 net income of $3.3 million, or $0.12 per diluted share. This increase resulted from continued organic growth during the third quarter 2011, together with the Company’s previously communicated balance sheet restructure.
Third Quarter Highlights
•	Year-over-year net interest income growth of 13.4% to $15.4 million due to average loan growth and decreased funding costs.

•	Strengthened management team across a number of lines and responsibilities to better position the Company for balance sheet growth and to meet evolving regulatory requirements.

•	Recruited the former NewAlliance Bank’s heads of C&I lending, Commercial Real Estate lending and Cash Management/Treasury services along with five commercial relationship managers doubling the Company’s customer facing commercial banking staff.

•	Received regulatory approval for New Haven County Commercial Banking Office.

RCKB — Rockville Financial, Inc.	Page 1	www.rockvillebank.com

Operating Results
The Company reported record quarterly net income of $4.1 million for the three-month period ended September 30, 2011, or $0.14 per diluted share, compared to net income of $3.3 million, or $0.12 per diluted share, for the three-month period ended September 30, 2010. Increased net income for the third quarter 2011 included a $1.8 million, or 31.8%, decline in interest expense; a $548,000, or 42.1%, decline in provision for loan loss expense; a $496,000, or 99.6% decline in other real estate owned expense; and a $435,000, or 107.1%, decline in FDIC assessment expense. These expense declines were partially offset by a $1.1 million, or 21.5%, increase in salary and benefits expense related to increased staffing in the risk management, information technology, finance, branch administration and commercial banking areas as the Company prepares to prudently leverage capital and accelerate growth.
For the nine-month period ended September 30, 2011, net income was $3.1 million, or $0.11 per diluted share. Net income in 2011 declined $6.5 million as compared to the year-to-date period ended September 30, 2010 primarily due to the balance sheet restructure executed in the second quarter of 2011, whereby the Company paid down $122.2 million of Federal Home Loan Bank Advances with a weighted average cost of 4.17% incurring a debt extinguishment expense of $8.9 million, pre-tax. Furthermore, a $3.7 million, or 25.6%, increase in salary and benefits expense from additions to the Company’s management team and a one-time contribution to the Rockville Bank Charitable Foundation, Inc. of $5.0 million, pre-tax, also contributed to the year-to-date expense increase. Included in the $3.7 million increase in nine-month salary and benefits expense is the recognition of $830,000 of retirement expenses to a former executive and $220,000 of other contractual payments.
Net Interest Income Increases
Net interest income increased 13.4% to $15.4 million in the third quarter of 2011 from $13.6 million in the comparable 2010 period. The net interest margin increased 17 basis points to 3.70% for the third quarter of 2011 from the comparable period in 2010, and increased by 62 basis points from 3.08% in the quarter ended June 30, 2011. The cost of interest bearing deposits decreased 10 basis points to 1.03% in the third quarter of 2011 from the comparable 2010 period, while the cost of interest bearing liabilities decreased 46 basis points to 1.28% over the same time period, reflective of the Company’s focus on decreasing the cost of funds. For the first nine months of 2011, net interest income increased 6.0% to $42.5 million from $40.1 million in the first nine months of 2010. The net interest margin decreased 24 basis points to 3.29% for the first nine months of 2011 from the comparable 2010 period.
Provision For Loan Losses Declines
The provision for loan losses declined $548,000, or 42.1%, to $754,000 for the three months ended September 30, 2011 compared to $1.3 million for the comparable 2010 period. For the nine months ending September 30, 2011, the provision for loan losses declined $854,000, or 27.4%, to $2.3 million from $3.1 million for the comparable 2010 period due to the disposition of various non-performing loans. Provision expense continues to be assessed in correlation with the Company’s loan growth and risk management enhancements.

RCKB — Rockville Financial, Inc.	Page 2	www.rockvillebank.com

Non-Interest Income and Expense
Non-interest income decreased $534,000, or 19.4%, to $2.2 million during the third quarter of 2011 in comparison to the third quarter of 2010. The decline is due to the $427,000 decrease in service charges and fees related primarily to lower loan fee income generated by Rockville Bank Mortgage, Inc. as a result of the slowing residential loan demand together with the $264,000 decline in income realized on the sale of residential mortgages to the secondary market. Non-interest income increased $4.9 million to $11.7 million during the nine month period ended September 30, 2011 in comparison to the nine month period ended September 30, 2010. The year-to-date increase is attributed to realized securities gains totaling $6.2 million from the sale of common and preferred stock in the second quarter 2011, partially offset by the declines in service charges and fees and gains from sales of loans totaling $1.1 million.
Non-interest expense increased $720,000, or 7.3%, to $10.6 million for the three months ended September 30, 2011 compared to $9.9 million for the comparable 2010 period. During the three month period, salary and benefits expense increased $1.1 million compared to the prior year period related to staffing increases noted above. Full-time equivalent employees increased to 261 at September 30, 2011 from 236 at December 31, 2010. Non-interest expense as a percentage of average assets decreased to 2.44% in the third quarter 2011 from 2.46% in the third quarter 2010. Non-interest expense increased $18.3 million, or 63.5%, to $47.2 million for the nine months ended September 30, 2011 compared to $28.9 million for the comparable 2010 period. Of the $18.3 million year-to-date increase, 81.5% is related to items previously discussed under operating results.
Organic Growth Continues
The Company’s total assets increased $72.1 million, or 4.3%, to $1.75 billion at September 30, 2011 from December 31, 2010. The increase is attributed to an $8.1 million increase in cash and cash equivalents, a $6.0 million increase in investment securities, a $35.0 million increase in net loans and a $20.3 million increase in the cash surrender value of Bank-Owned Life Insurance (BOLI). The growth was funded primarily with the proceeds received from additional deposits of $78.3 million.
Average net loans increased $22.4 million to $1.45 billion for the quarter ended September 30, 2011 from $1.42 billion for the quarter ended June 30, 2011. The average loan yield also increased by 2 basis points to 4.93% for the third quarter 2011 from 4.91% for the second quarter 2011.
Average total deposits increased $13.3 million to $1.28 billion for the quarter ended September 30, 2011 from $1.27 billion for the quarter ended June 30, 2011. The average deposit cost decreased by 2 basis points to 0.89% for the third quarter 2011 from 0.91% for the second quarter 2011. Average core deposits increased by $17.3 million to $726.8 million for the quarter ended September 30, 2011 from $709.5 million for the quarter ended June 30, 2011, while average time deposits decreased $4.0 million during the same time period.

RCKB — Rockville Financial, Inc.	Page 3	www.rockvillebank.com

Asset Quality
Non-performing assets increased $888,000 to $14.2 million at September 30, 2011 from $13.4 million at December 31, 2010. The ratio of non-performing assets to total assets increased 1 basis point to 0.81% at September 30, 2011 from 0.80% at December 31, 2010. Loans on non-accrual increased $1.5 million to $13.9 million at September 30, 2011 from $12.4 million at December 31, 2010. Included in non-accrual loans are troubled debt restructurings. Troubled debt restructurings increased $714,000 to $2.4 million at September 30, 2011 from $1.7 million at December 31, 2010. The ratio of non-performing loans to total loans increased 8 basis points to 0.95% at September 30, 2011 from 0.87% at December 31, 2010.
Capital Management
The Company has paid dividends for 21 consecutive quarters. The dividend payout ratio for the quarter ended September 30, 2011 was 51%.
Management Comments
“I am pleased to announce that Rockville Financial, Inc. delivered record quarterly earnings and that the Company continues to enjoy excellent asset quality,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO). “The expansion of the commercial banking team, including the recruitment of eight talented and dedicated commercial bankers with a total of 192 years of experience serving business customers in Connecticut and New England, adds to my optimism for the Company’s future. In addition to the commercial team expansion, the infrastructure investment in risk management, information technology, finance and branch administration have prepared the Company to prudently leverage capital and accelerate growth. The Company remains committed to superior customer service, providing shareholder value and being Connecticut’s Best Community Bank.”
About Rockville Financial, Inc.
Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22 branch community bank serving Tolland, Hartford and New London counties in Connecticut. A New Haven County Commercial Banking Office is now open and located in Hamden, Connecticut to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about the Company visit www.rockvillebank.com and click on About Us: Investor Relations.
Note that share amounts related to periods prior to the date of completion of the conversion (March 3, 2011) have been restated to give retroactive recognition to the exchange ratio applied in the conversion (1.5167).

RCKB — Rockville Financial, Inc.	Page 4	www.rockvillebank.com

Investor Call
Rockville Financial, Inc. is hosting a conference call on Monday, October 31, 2011 at 1:00 p.m. Eastern Time to discuss the Company’s third quarter financial results. Those wishing to participate in the call may dial toll-free 1-877-317-6789. A replay of the call will be available on October 31, 2011 by dialing 1-877-344-7529, Conference ID # 10006044, and will be available through November 8, 2011.
Forward Looking Statements
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

RCKB — Rockville Financial, Inc.	Page 5	www.rockvillebank.com

Rockville Financial, Inc. and Subsidiaries
Consolidated Statements of Condition
(In Thousands, Except Share Amounts)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$68,487	$16,692
Short-term investments	312	44,016

Total cash and cash equivalents	68,799	60,708
AVAILABLE FOR SALE SECURITIES-At fair value	134,642	125,447
HELD TO MATURITY SECURITIES-At amortized cost	10,504	13,679
LOANS HELD FOR SALE	2,081	380
LOANS RECEIVABLE (Net of allowance for loan losses of $15,527 in 2011 and $14,312 in 2010)	1,445,492	1,410,498
FEDERAL HOME LOAN BANK STOCK, at cost	17,007	17,007
ACCRUED INTEREST RECEIVABLE	4,084	4,176
DEFERRED TAX ASSET-Net	7,494	11,327
PREMISES AND EQUIPMENT-Net	15,500	14,912
GOODWILL	1,149	1,149
CASH SURRENDER VALUE OF BANK-OWNED LIFE INSURANCE	30,790	10,459
OTHER REAL ESTATE OWNED	303	990
CURRENT FEDERAL TAX RECEIVABLE	5,378	—
PREPAID FDIC ASSESSMENTS	3,260	3,875
OTHER ASSETS	3,696	3,466

	$1,750,179	$1,678,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
DEPOSITS:
Non-interest-bearing	$181,637	$168,736
Interest-bearing	1,115,926	1,050,524

Total deposits	1,297,563	1,219,260
MORTGAGORS’ AND INVESTORS’ ESCROW ACCOUNTS	3,106	6,131
ADVANCES FROM THE FEDERAL HOME LOAN BANK	94,887	261,423
AVAILABLE FOR SALE SECURITIES PAYABLE	—	10,534
ACCRUED EXPENSES AND OTHER LIABILITIES	19,267	14,297

TOTAL LIABILITIES	1,414,823	1,511,645

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred stock (no par value; 2,000,000 and 1,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock (no par value; 60,000,000 shares authorized; 29,515,482 and 19,551,057 shares issued and 29,515,482 and 18,863,375 outstanding at September 30, 2011 and December 31, 2010, respectively)	243,776	85,249
Additional paid-in capital	15,068	4,789
Unearned compensation — ESOP	(9,741)	(3,478)
Treasury stock, at cost (1,043,007 shares at December 31, 2010)	—	(9,495)
Retained earnings	88,687	90,645
Accumulated other comprehensive loss, net of tax	(2,434)	(1,282)

TOTAL STOCKHOLDERS’ EQUITY	335,356	166,428

	$1,750,179	$1,678,073

F-1

Rockville Financial, Inc. and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
INTEREST AND DIVIDEND INCOME:
Loans	$17,828	$17,833	$52,844	$52,831
Securities-interest	1,244	1,118	3,579	3,460
Securities-dividends	45	117	324	335
Interest-bearing deposits	8	1	39	4

Total interest and dividend income	19,125	19,069	56,786	56,630

INTEREST EXPENSE:
Deposits	2,862	2,815	8,670	8,668
Borrowed funds	899	2,701	5,587	7,852

Total interest expense	3,761	5,516	14,257	16,520

Net interest income	15,364	13,553	42,529	40,110
PROVISION FOR LOAN LOSSES	754	1,302	2,260	3,114

Net interest income after provision for loan losses	14,610	12,251	40,269	36,996

NON-INTEREST INCOME:
Total other-than-temporary impairment losses on equity securities	—	—	(29)	—
Service charges and fees	1,521	1,948	4,799	5,182
Net gain from sales of securities	74	2	6,275	190
Net gain from sales of loans	405	669	464	1,192
Other income	212	127	210	234

Total non-interest income	2,212	2,746	11,719	6,798

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,023	4,958	18,307	14,579
Service bureau fees	1,110	1,020	3,297	3,006
Occupancy and equipment	1,097	1,056	3,363	3,238
Professional fees	725	378	1,907	1,136
Marketing and promotions	202	247	967	918
FDIC assessments	(29)	406	991	1,207
Other real estate owned	2	498	76	965
Contribution to Rockville Bank Foundation, Inc.	—	—	5,043	—
Loss on extinguishment of debt	—	—	8,914	—
Other	1,466	1,313	4,383	3,854

Total non-interest expense	10,596	9,876	47,248	28,903

INCOME BEFORE INCOME TAXES	6,226	5,121	4,740	14,891
INCOME TAX PROVISION	2,143	1,862	1,636	5,314

NET INCOME	$4,083	$3,259	$3,104	$9,577

			(Continued)

F-2

Rockville Financial, Inc. and Subsidiaries
Consolidated Statements of Income — Concluded
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Net income per share:

Basic	$0.14	$0.12	$0.11	$0.34
Diluted	$0.14	$0.12	$0.11	$0.34

Weighted-average shares outstanding:
Basic	28,913,173	28,122,154	28,952,796	28,100,661
Diluted	29,035,511	28,151,889	29,036,136	28,122,256

F-3